Exhibit 10.11

July 19, 2012

Adrian Senderowicz, MD

200 Blue Spruce Drive

Kennett Square, PA 19348

Dear Adrian:

It is my pleasure to extend to you this offer of employment with Tokai Pharmaceuticals, Inc. (the “Company”). On behalf of the Company, I set forth below the terms of your employment:

1.	Employment. You will be employed to serve on a full-time basis as the Company’s Vice President, Medical Development and Chief Medical Officer (“CMO”), effective August 6, 2012. As Vice President, Medical Development and CMO, you will be responsible for performing those duties customary of someone in your position, plus such other duties as may from time to time be assigned to you by the Company. You shall report to the Chief Executive Officer or his/her designee, and shall work out of the Company’s Massachusetts office. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company, in each case as provided to you.

2.	Base Salary. Your base salary will be at the rate of $22,916.67 per monthly pay period (which if annualized equals $275,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.	Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Board of Directors of the Company (the “Board”), you will be eligible for a retention and performance bonus of up to 20% of your annualized base salary. The bonus, if any, you receive for a calendar year will be based on both your individual performance and the Company’s performance that year, as determined by the Company in its sole discretion. In any event, you must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company. Any bonus would be pro-rated for the 2012 calendar year.

4.	Relocation. In order to assist with your relocation to Massachusetts, the Company will reimburse you up to $50,000 for all reasonable relocation expenses incurred by you prior to September 1, 2013, unless otherwise agreed with the CEO, including costs incurred by you in maintaining a temporary residence in the Greater Boston Area, following your submission of documentation evidencing such expenses. If, within 12 months following your first day of employment, you resign or the Company terminates your employment for Cause (as defined below), you will be obligated to repay to the Company , within thirty (30) days following your separation, a pro rata portion (based on the number of days you were employed) of the relocation expenses for which you were reimbursed.

5.	Stock Options. Subject to approval by the Board, the Company will grant to you a stock option (the “Stock Option”) to purchase 928,659 shares of common stock of the Company (which represents one percent (1%) of the fully diluted capital of the company) (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations and similar transactions affecting the common stock of the Company after the date hereof) under the Company’s 2007 Stock Incentive Plan (the “Option Plan”), at an exercise price equal to the fair market value per share of the common stock of the Company on the date of grant, as determined by the Board. 12.5% of the shares subject to the Stock Option shall become exercisable on the six- month anniversary of the commencement of your employment, subject to your continuing employment with the Company, and an additional 1/48th of the shares subject to the Stock Option shall become exercisable on the first day of each successive month thereafter, subject to your continuing employment with the Company. The terms of the Stock Option will be set forth in an option agreement consistent with the 2007 Stock Incentive Plan.

6.	Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

7.	Vacation. You will be eligible for a maximum of four (4) weeks of paid vacation per calendar year to be taken at such tunes as may be approved in advance by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.67 days per month that you are employed during such calendar year. Pursuant to Company policy, vacation time cannot be carried over from year to year.

8.	Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement. As a condition of your employment, you will be required to execute the enclosed Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”).

9.	No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

10.	Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of your date of hire, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11.	At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the President and Chief Executive Officer of the Company that expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

12.

Termination Without Cause. In the event the Company terminates your employment without “Cause” (as defined below), the Company will, during the “Severance Period” (as defined below), continue to pay to you as severance pay your then current base salary (the “Severance Pay”). The Severance Pay is contingent upon your executing and allowing to become effective (within 60 days following your termination or such shorter period as the Company may specify) a severance and release of claims agreement provided by the Company (the “Severance Agreement”). As used herein, the “Severance Period” is the period beginning on the effective date of the Severance Agreement and ending on the earlier of (x) six (6) months following the effective date of the Severance Agreement, or (y) the date on which you commence employment with, or commence working as a consultant or independent contractor for, another employer or entity. You are required to immediately provide the Company with written notice upon your commencement of employment with or provision of services to another person, employer, or entity. Any Severance Pay hereunder will be subject to all applicable taxes and withholdings and will be payable in installments in accordance with the Company’s then-current payroll practices over the course of the Severance Period, subject to the terms and conditions set forth in paragraph 13 below. As used herein, the term “Cause” means; (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company that you have (i) engaged in dishonesty, willful misconduct or gross negligence in connection with the performance of your duties or services to the Company; (ii) breached your Non-Competition Agreement; (iii) violated a Company policy or procedure, including without limitation a policy prohibiting harassment and discrimination or concerning drugs and alcohol; and/or (iv) failed to satisfactorily perform your assigned duties after notice and a period of fifteen (15) days to cure.

13.	Section 409A.

a.	Six Month Delay. For purposes of this letter, a termination of employment means a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code “). If and to the extent any portion of any payment, compensation or other benefit provided to the you in connection with your separation from service (as defined in Section 409A of Code) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defmed in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination you hereby agree that your are bound, such portion of the payment, compensation or other benefit will be paid within ten (10) days following the earlier of (i) the day that is six (6) months plus one (1) day after the date of separation from service (as determined under Section 409A) or (ii) the date of your death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date will be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

b.	General 409A Principles. For purposes of this letter, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A l(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This letter is intended to comply with the provisions of Section 409A and the letter will, to the extent practicable, be construed in accordance therewith. Terms defined in this letter will have the meanings given such terras under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to you or any other person if any provisions of or payments under this letter are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Non-Competition Agreement. If you do not accept this offer by July 24, 2012, the offer will be deemed withdrawn. This offer is contingent on satisfactory reference checks and approval by the Board.

Sincerely,

By:	/s/ Martin Williams
Martin Williams President and Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with Tokai Pharmaceuticals, Inc. I am not relying on any representations other than those set forth above.

/s/ Adrian Senderowicz	7/19/2012
Adrian Senderowicz, MD	Date